================================================================================

     As filed with the Securities and Exchange Commission on July 12, 1999
                                                     Registration No. 333-______


                      SECURITIES AND EXCHANGE COMMISSION

                                 ------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                 ------------

                                C-COR.net Corp.
            (Exact name of registrant as specified in its charter)

             Pennsylvania                                    24-0811591
   (State or other jurisdiction of                        (I.R.S. Employer
    incorporation or organization)                       Identification No.)

                                60 Decibel Road
                       State College, Pennsylvania 16801
                                (814) 238-2461
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          David A. Woodle, President
                                60 Decibel Road
                    State College, Pennsylvania 16801-7530
                                (814) 238-2461
(Name, address, including zip code, and telephone number, Including area code, of agent for service)

                                 ------------

                                  Copies to:
                            Robert C. Gerlach, Esq.
                     Ballard Spahr Andrews & Ingersoll, LLP
                         1735 Market Street, 51st Floor
                             Philadelphia, PA 19103
                                 (215) 665-8500

                                 ------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 ------------

                        CALCULATION OF REGISTRATION FEE

==========================================================================================================
                                                       Proposed           Proposed
                                     Amount             maximum            maximum
    Title of each class of            to be         offering price        aggregate          Amount of
 securities to be registered    registered (1)(2)     per unit(3)     offering price(3)   Registration fee
----------------------------------------------------------------------------------------------------------
Common Stock, $.10 par value        1,800,253             (3)           $50,407,084         $14,013.17
==========================================================================================================

(1) Shares of Common Stock which may be offered pursuant to this registration statement include 366,930 shares issuable upon the exercise of certain warrants (the "Warrants").
(2) Pursuant to Rule 416, this registration statement shall be deemed to cover an indeterminate number of additional shares of Common Stock issuable pursuant to the anti-dilution provisions of the Warrants or in the event the number of outstanding shares is increased by stock split, stock dividend and similar transactions.
(3) In accordance with Rules 457 (c) and (g), the price shown is estimated solely for the purposes of calculating the registration fee, and is based on the average of the reported high and low sales prices of the common stock as reported on the Nasdaq National Market on July 9, 1999, which was $28.00.

____________________

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

********************************************************************************
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not an offer to buy these securities in any State where the offer or sale is not permitted.
********************************************************************************

                   SUBJECT TO COMPLETION DATED JULY 12, 1999

PROSPECTUS

                               1,800,253 Shares

                                C-COR.net Corp.

                                 Common Stock

                                 ------------

     The common stock is traded on The Nasdaq National Market under the symbol "CCBL". On July 9, 1999, the reported closing price of the common stock was $28.00 per share. The common stock is only being offered by the selling shareholders listed in this prospectus.

                                 ------------

     An investment in the shares offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 4 of this prospectus.

                                 ------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.







                                 ------------

               The date of this prospectus is __________, 1999.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                          ------
SUMMARY.................................................................     3
RISK FACTORS............................................................     4
USE OF PROCEEDS.........................................................    14
SELLING SHAREHOLDERS....................................................    14
PLAN OF DISTRIBUTION....................................................    16
THE COMPANY.............................................................    18
LEGAL MATTERS...........................................................    19
EXPERTS.................................................................    19
AVAILABLE INFORMATION...................................................    19
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.........................    20

                                    SUMMARY


--------------------------------------------------------------------------------

                                 The Offering

Securities Offered. . . . . . . . . . .   Up to 1,800,253 shares of common
                                          stock, $0.10 par value, of C-COR.net
                                          Corp.

Nasdaq Symbol . . . . . . . . . . . . .   CCBL

Offeror . . . . . . . . . . . . . . . .   The common stock is being offered by
                                          the selling shareholders listed in
                                          this prospectus.  None of the common
                                          stock is being offered by us.

Use of Proceeds . . . . . . . . . . . .   Because the common stock is being
                                          offered by selling shareholders, we
                                          will not receive any proceeds from
                                          this offering.


                       Our Address and Telephone Number

     Our principle executive offices are located at 60 Decibel Road, State College, PA 16801, and the telephone number is (814) 238-2461.

--------------------------------------------------------------------------------

                                 RISK FACTORS

     Investing in our common stock is very risky. You should be able to bear a complete loss of your investment. This prospectus, including the documents incorporated by reference, contains forward-looking statements that involve risks or uncertainties. Actual events or results may differ materially from those discussed in this prospectus.

     The risks and uncertainties described below are not the only ones facing our company. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Our customer base is concentrated in a single industry and a relatively small number of major customers.

     Historically, we have provided cable television network distribution equipment to cable operators in the United States and internationally. Most of our sales have been to relatively few customers. Sales to our ten largest customers in fiscal years 1997 and 1998 accounted for approximately 73% and 74%, respectively, of net sales. We estimate sales to our ten largest customers in fiscal year 1999 to be approximately 80% of net sales.

     During the past 18 months there has been significant consolidation of ownership of domestic cable television systems, and we expect that the concentration or our sales to a small number of customers will continue for the foreseeable future. Almost all of our sales are made on a purchase order basis, and none of our customers has entered into a long-term agreement requiring it to purchase our products. The loss of, or any reduction in orders from, a significant customer would harm our business.

     The consolidation of our customer base may result in delays in receiving new orders for our products as our customers integrate acquisitions. Significant recent acquisitions have been made or announced by AT&T Corp., Adelphia Communications Corp., Charter Communications and Cox Communications, Inc.

If capital spending in the cable industry declines, then it could substantially reduce our revenue.

     Almost all of our sales have been derived, directly or indirectly, from sales to cable television operators and we expect this to continue for the foreseeable future. Demand for our products depends significantly upon the size and timing of capital spending by cable television operators for constructing, rebuilding or upgrading their systems. The capital spending patterns of cable television operators depend on a variety of factors, including:

     .  access to financing;

     .  cable television operators' annual budget cycles;

     . the status of federal, local and foreign government regulation of telecommunications and television broadcasting;

     . overall demand for cable television services and the acceptance of new broadband services such as Internet access, Internet Protocol (IP) telephony, video on demand and digital television;

     . seasonality, with fewer construction and upgrade projects typically occurring in winter months, and the effect of inclement weather;

     . competitive pressures (including the availability of alternative delivery technologies such as direct broadcast satellite (DBS) and digital subscriber lines (DSL); and

     . discretionary customer spending patterns and general economic conditions.

     Spending by international cable television operators generally has been weak. We cannot predict when or if international cable television spending will increase and whether U.S. cable television spending will continue to grow.

If broadband communications markets are unable to mature rapidly in reaction to rapid technological change, then it could adversely affect us.

     Our core products are electronic equipment for hybrid fiber/coax (HFC) distribution networks. The HFC networks can also be used to transport digital Internet traffic and IP telephony. A significant part of the current demand for our products depends on our customers' desire to upgrade their existing networks and offer Internet and telephony service in addition to cable television service. There are, however, competing technologies such as DBS and DSL which can provide these services to end users. Improvements in a competing technology could result in significant price/performance advantages for that technology that, in turn, could reduce demand for our core products.

     Broadband communications markets are relatively immature, making it difficult to predict accurately the markets' future growth rate, size and technological direction. In view of the evolving nature of these markets, it is possible that cable television operators, telephone companies or other suppliers of broadband wireless and satellite services will decide to adopt alternative architectures or technologies that are incompatible with our current or future products. If we are unable to design, develop, manufacture and sell products that incorporate or are compatible with these new architectures or technologies, our business would suffer.

If we are unable to develop and introduce new and enhanced products in a timely manner, then we may not remain competitive.

     Broadband communications markets, including Internet and telephony services, are characterized by continuing technological advancement, changes in customer requirements and evolving industry standards. To compete successfully, we must design, develop, manufacture and sell new or enhanced products that provide increasingly higher levels of performance and reliability. However, we may not be able to develop or introduce these products successfully. Moreover, these products may not achieve broad commercial acceptance and may have lower gross margins than our other products.

     To develop and market successfully our planned products for digital applications, we may be required to enter into technology development or licensing agreements with third parties. We cannot assure you that we will be able to enter into any necessary technology development or licensing agreement on terms acceptable to us, or at all. If we are unable to enter into technology development or licensing agreements when necessary, it could limit our ability to develop and market new products which would materially and adversely affect our business and operating results.

If we are unable to manage the numerous risks and challenges associated with the recent acquisition of Convergence and the proposed acquisition of SVC, then it could adversely affect us.

     Recently, we have experienced significant growth, including the acquisition of Convergence.com Corporation ("Convergence") and the proposed acquisition of Silicon Valley Communications, Inc. ("SVC"). The acquisition of Convergence and the proposed acquisition of SVC have placed, and are expected to continue to place, a significant strain on our personnel, management and other resources.

     The acquisition of Convergence in July 1999 enables us to offer an integrated package of technical services and products, including access to broadband Internet/high speed data capabilities. Our ability to market these services and products successfully depends on:

     . the evolution and growth of the market for broadband Internet/high speed services;

     . assimilating our operations, research and development efforts, products, personnel and cultures with Convergence;

     . our ability to develop, manufacture and gain market acceptance of Convergence's services and products successfully; and

     .  retaining Convergence's key personnel.

     We cannot assure you that we will be successful in addressing these challenges, and our failure to do so could materially and adversely affect our business, financial condition and operating results.

     The acquisition of SVC, if consummated, will allow us to offer advanced fiber optic products to our existing customer base. These fiber optic products, together with our existing RF coax products and our own fiber optic products, will allow us to offer a complete product line, from the headend to the curb, of signal distribution equipment. An acquisition of SVC will present several challenges, including:

     . interfacing and integrating the SVC fiber optic product line with our existing product line;

     .  our ability to maintain quality control of our expanded product line;

     . integrating the SVC operations and culture with ours, including the consolidation of separate sales forces, engineering capabilities, manufacturing operations, and support functions; and

     . retaining key employees, particularly in the engineering and sales areas.

     If we acquire SVC, we cannot assure you that we will be able to address these challenges successfully, and our failure to do so could materially and adversely affect our business, financial condition and operating results.

     Likewise, there is risk that failing to acquire SVC would have a material adverse effect on our business prospects. Advanced fiber optic products are an increasingly important part of HFC networks and are subject to rapid technological change. If we do not acquire SVC, then we would have to implement
another approach to strengthening our fiber optic product line.   This would
likely take several months and involve expenditure of significant resources, both financial and personnel. In the meantime, our competitive position in the industry would be weakened and could result in the loss of orders for our products.

If we are unable to maintain our key personnel and/or unable to recruit additional key personnel in the future, the lack of such support may mean that we are unable to operate effectively.

     Our future success will depend, to a significant extent, on the ability of our management to operate effectively, both individually and as a group. We are dependent on our ability to retain and motivate high caliber personnel, in addition to attracting new personnel. Competition for qualified technical and other personnel is intense and we may not be successful in attracting and retaining such personnel.

     Competitors and others have in the past and may in the future attempt to recruit our employees. While our employees are required to sign standard agreements concerning confidentiality and ownership of inventions, we generally do not have employment contracts or noncompetition agreements with most of our personnel. The loss of the services of any of our key personnel, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly engineers and other technical personnel, could negatively affect our business.

If we are unable to purchase several key components, subassemblies and modules used in the manufacture or integration of our products from their sole or limited sources, then we may have difficulty producing our products.

     Many components, subassemblies and modules necessary for manufacturing or integrating our products are obtained from a sole supplier or a limited group of suppliers. Our reliance on sole or limited suppliers, particularly foreign suppliers, and our increasing reliance on subcontractors involves several risks, including a potential inability to obtain an adequate supply of required components, subassemblies or modules and reduced control over pricing, quality and timely delivery of components, subassemblies or modules. We do not generally maintain long-term agreements with any of our suppliers or subcontractors. If we are unable to obtain adequate deliveries or any other circumstances require us to seek alternative sources of supply, it could affect our ability to ship our products on a timely basis, which could damage relationships with current and prospective customers and harm our business. We attempt to limit this risk by maintaining safety stocks of these components, subassemblies and modules. However, because we have invested in inventories, we may be subject to an increasing risk of inventory obsolescence in the future, which could negatively affect our financial position.

If significantly greater financial, technical and marketing resources are required to develop and market products, then some of our competitors, who are larger and more established, may have an advantage over us.

     The market for cable television transmission equipment is extremely competitive and has been characterized by rapid technological change. Our current competitors include significantly larger corporations. Additional competition could come from new entrants in the broadband communications equipment market. Many of these companies may be substantially larger and may have greater financial, technical, marketing and other resources than we do. As a result, these existing and potential competitors may be in a better position to withstand any significant reduction in capital spending by cable television operators. In addition, many of our competitors have long-standing and established relationships with domestic and foreign cable television operators. We cannot assure you that we will be able to compete successfully in the future or that competition will not harm our business.

     If any of our competitors' products or technologies become the industry standard or if any of our smaller competitors enter into or expand relationships with larger companies through mergers, acquisitions or otherwise, our business could be seriously harmed. Further, our competitors may bundle their products or incorporate functionality into existing products in a manner that discourages users from purchasing our products.

We may need additional capital in the future and may not be able to secure adequate funds in terms acceptable to us.

     We currently anticipate that our existing cash balances and available line of credit and cash flow expected to be generated from future operations will be sufficient to meet our needs for at least the next 12 months. However, we may need to raise additional funds if our estimates change or are incorrect or in order for us to respond to unforeseen technological or marketing hurdles or to take advantage of unanticipated opportunities. While we have no current agreements or negotiations underway, with respect to any potential acquisition, other than the potential acquisition of SVC, any future transaction of this nature and integrating Convergence could require potentially significant amounts of capital. We may not be able to obtain funds at the time or times needed on terms acceptable to us. If we are unable to obtain adequate funds on acceptable terms, we may not be able to take advantage of market opportunities, to develop new products or to otherwise respond to competitive pressures.

If we are unable to manage expenses and inventory risks, then we may not be able to meet the demand of our customers.

     From time to time, we receive indications from our customers as to their future plans and requirements to ensure that we will be prepared to meet their demand for our products. In the past, however, we have received such indications but, on occasion, we did not ultimately receive purchase orders for our products. We must be able to manage effectively expenses and inventory risks associated with meeting potential demand for our products. In addition, if we fail to meet customers' supply expectations, we may lose business from those customers. If we use resources and purchase materials to manufacture products and those products are not purchased, our business and operating results could suffer.

If sales forecasted for a particular period are not realized in that period due to the unpredictable sales cycles of our products, then our operating results for that period will be harmed.

     The sales cycles of many of our products, particularly our newer products and products sold internationally, are typically unpredictable and usually involve:

     .  a significant technical evaluation;

     . a commitment of capital and other resources by cable and other network operators;

     . delays associated with cable and other network operators' internal procedures to approve large capital expenditures;

     . time required to engineer the deployment of new technologies or services within broadband networks; and

     .  testing and acceptance of new technologies that affect key operations.

     For these and other reasons, our sales cycles generally last three to six months, but can last up to 12 months. If orders forecasted for a specific customer for a particular quarter do not occur in that quarter, our operating results for that quarter could be substantially lower than anticipated and we may not be able to use our production capacity efficiently.

If our operating results fluctuate significantly and fail to meet or exceed the expectations of securities analysts or investors, then our stock price may decline.

     Our operating results have fluctuated in the past and are likely to continue to fluctuate in the future, on an annual and a quarterly basis, as a result of several factors, many of which are outside of our control. Some of the factors that may cause these fluctuations include:

     . Our ability to integrate Convergence and SVC (if acquired) into our business;

     . the level of capital spending of our customers, both in the U.S. and in foreign markets;

     .  changes in market demand;

     .  the timing and amount of customer orders;

     .  competitive market conditions;

     .  our unpredictable sales cycles;

     .  new product introductions by our competitors or by us;

     .  changes in domestic and international regulatory environments;

     .  market acceptance of new or existing products;

     .  the cost and availability of components, subassemblies and modules;

     .  the mix of our customer base and sales channels;

     .  the mix of our products sold;

     .  our development of custom products;

     .  the level of domestic and international sales; and

     . economic conditions specific to the cable television industry and general economic conditions.

     In addition, we often recognize a substantial portion of our revenues in the last month of our fiscal quarters. We establish our expenditure levels for product development and other operating expenses based on projected sales levels and consequently, our expenses are relatively fixed in the short term. Accordingly, variations in timing of sales can cause significant fluctuations in operating results. In addition, because a significant portion of our business is derived from orders placed by a limited number of large customers, the timing of such orders can also cause significant fluctuation in our operating results. Our expenses for any given quarter are typically based on expected sales and if sales are below expectations in any given quarter, the negative impact on our operating results may be increased if we are unable to adjust our spending to compensate for the lower sales. As a result of all these factors, our operating results in one or more future periods may fail to meet or exceed the expectations of securities analysts or investors. In that event, the trading price of our common stock would likely decline.

If our stock price is volatile, then you could lose money.

     The market price of our common stock has fluctuated in the past and is likely to fluctuate in the future. In addition, the securities markets have experienced significant price and volume fluctuations and the market prices of the securities of technology companies have been especially volatile. Investors may be unable to resell their shares of our common stock at or above the offering price.

     The acquisition of Convergence and the proposed acquisition of SVC both involve issuance of a significant amount of our stock which could dilute earnings per share in the near term and adversely affect our stock price.

If our international sales are not sufficient, then it could adversely affect us.

     Sales to customers outside of the United States in fiscal years 1997 and 1998 represented 19% and 21% of net sales, respectively. We estimate that sales to our customers outside the United States for fiscal year 1999 will be approximately 11% of net sales and we expect that international sales will continue to represent a substantial portion of our net sales for the foreseeable future. Our international operations are subject to a number of risks, including:

     . changes in foreign government regulations and telecommunications standards;

     . import and export license requirements, tariffs, taxes and other trade barriers;

     .  fluctuations in currency exchange rates;

     .  difficulty in collecting accounts receivable;

     . the burden of complying with a wide variety of foreign laws, treaties and technical standards;

     .  difficulty in staffing and managing foreign operations; and

     .  political and economic instability.

     While our international sales are typically denominated in U.S. dollars, fluctuation in currency exchange rates could cause our products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. We do not currently engage in any foreign currency hedging transactions. Gains and losses on the conversion to U.S. dollars of accounts receivable, accounts payable and other monetary assets and liabilities arising from international operations may contribute to fluctuation in operating results. Furthermore, payment cycles for international customers are typically longer than those for customers in the United States. Unpredictable sales cycles could cause us to fail to meet or exceed the expectations of security analysts and investors for any given period. Further, we cannot assure you that foreign markets will continue to develop.

     In recent periods, certain Asian and Latin American currencies have devalued significantly in relation to the U.S. dollar. We believe that financial developments in Asia and Latin America were a major factor contributing to lower international net sales in fiscal 1999 as compared to fiscal 1998. In addition, the uncertain financial situation in Asia has placed financial pressure on some of our distributors. In response, we increased accounts receivable reserves in the first quarter of 1999. We are continuing to evaluate the effect on our business of recent financial developments in Asia and Latin America. Given the current political and economic uncertainties in China and throughout Asia, we cannot assure you that shipment of orders to Asia, including China, will be made as scheduled, or at all. We cannot assure you that our sales and collection cycles in Asia and Latin America will not continue to be harmed by the uncertain financial climate.


If we are unable to protect adequately our proprietary rights, then it may adversely affect us.

     We currently hold several issued United States patents and have a number of patent applications pending. Although we attempt to protect our intellectual property rights through patents, trademarks, copyrights, maintaining certain technology as trade secrets and other measures, we cannot assure you that any patent, trademark, copyright or other intellectual property right owned by us will not be invalidated, circumvented or challenged, that such intellectual property right will provide competitive advantages to us or that any of our pending or future patent applications will be issued with the scope of the claims sought by us, if at all. We cannot assure you that others will not develop technologies that are similar or superior to our technology, duplicate our technology or design around the patents that we own. In addition, effective patent, copyright and trade secret protection may be unavailable or limited in certain foreign countries in which we do business or may do business in the future.

     We believe that the future success of our business will depend on our ability to translate the technological expertise and innovation of our personnel into new and enhanced products. We generally enter into confidentiality or license agreements with our employees, consultants, vendors and customers as needed, and generally limit access to and distribution of our proprietary information. Nevertheless, we cannot assure you that the steps taken by us will prevent misappropriation of our technology. In addition, we may need to take in the future, legal action to enforce our patents and other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could harm our business and operating results.

     In order to develop and market successfully our planned products for digital applications, we may be required to enter into technology development or licensing agreements with third parties. Although many companies are often willing to enter into such technology development or licensing agreements, we cannot assure you that such agreements will be negotiated on terms acceptable to us, or at all. The failure to enter into technology development or licensing agreements, when necessary, could limit our ability to develop and market new products and could cause our business to suffer.

     As is common in our industry, we may receive notification from other companies of intellectual property rights held by those companies upon which our products may infringe. Any claim or litigation, with or without merit, could be costly, time consuming and could result in a diversion of management's attention, which could harm our business. If we were found to be infringing on the intellectual property rights of any third party, we could be subject to liabilities for such infringement, which could be material, and could be required to seek licenses from other companies or to refrain from using, manufacturing or selling certain products or using certain processes. Although holders of patents and other intellectual property rights often offer licenses to their patent or other intellectual property rights, we cannot assure you that licenses would be offered, that the terms of any offered license would be acceptable to us or that failure to obtain a license would not cause our operating results to suffer.

If we have problems with Year 2000 issues, then it could adversely effect our business.

     During the next year, many software programs may not recognize calendar dates beginning in the year 2000. This problem could force computers or machines which utilize date dependent software to either shut down or provide incorrect information. To address this problem, we have examined our computer and information systems, contacted our principal customers, suppliers, vendors and subcontractors to ascertain their readiness for the year 2000, and, where necessary, made upgrades to our systems.

     Based upon the assessments to date, our products presently being sold and those installed in customers' networks are Year 2000 compliant. Undetected errors or defects may remain. Disruptions to our business or unexpected costs may arise because of undetected errors or defects in the technology used in our products, manufacturing processes or internal information systems, which are comprised predominantly of third party software and hardware. If we, or any of our key suppliers or customers, fail to mitigate internal and external Year 2000 risks, we may temporarily be unable to process transactions, manufacture products, send invoices or engage in similar normal business activities or we may experience a decline in sales, which could materially and adversely affect our business, financial condition and results of operations.


                                USE OF PROCEEDS

     The net proceeds from the sale of the securities will be received by the selling shareholders. We will not receive any proceeds from the sale of the securities by the selling shareholders.


                             SELLING SHAREHOLDERS

     The table below sets forth information regarding our common stock which has been issued or is issuable to the selling shareholders as of July 9, 1999 and the amount of securities to be sold by them under this prospectus. The securities include shares of common stock which were issued or are issuable upon the exercise of warrants owned by the selling shareholders, which warrants were acquired by selling shareholders from Convergence and converted by us into warrants to acquire our common stock in connection with the Convergence merger.

     We have filed with the Commission, under the Securities Act of 1933, as amended (the "Securities Act"), a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the securities from time to time on The Nasdaq National Market or in privately negotiated transactions and have agreed to keep the registration statement effective until the securities are no longer required to be registered for the sale thereof by the selling shareholders.

     The table below assumes the exercise of all outstanding warrants owned by the selling shareholders. The percentages, if any, were calculated based on shares of common stock outstanding as of July 9, 1999 plus the shares issued or issuable to the selling shareholders listed in this prospectus and includes 366,930 shares of common stock which were issued or are issuable upon the exercise of outstanding warrants owned by the selling shareholders.

     David R. Ames and Terry L. Wright, both selling shareholders listed below, are officers of our company.

                                                    Securities Owned                  Securities Owned
                                                    Prior to Offering                  After Offering
                               ----------------------------------------------  ----------------------------
                                                   Shares of                    Number of
                                  Shares of       Common Stock    Percent of    Shares of      Percent of
 Name of Selling Shareholder     Common Stock    Offered Hereby  Common Stock  Common Stock   Common Stock
-----------------------------  ----------------  --------------  ------------  ------------  --------------
Kevin B. Allen...............             5,000           5,000       *             0              *
David R. Ames................           446,190         446,190      4.2%           0              *
Elizabeth F. Ames............             4,000           4,000       *             0              *
Margaret Ames................             7,276           7,276       *             0              *
Robert S. Ames...............            12,440          12,440       *             0              *
Frank M. Ayre, III...........            66,930          66,930       *             0              *
BG Investments...............            10,000          10,000       *             0              *
Jeffrey D. Bennis............             5,000           5,000       *             0              *
Vincent Bocchino.............             2,000           2,000       *             0              *
Joseph V. Bocchino...........             2,000           2,000       *             0              *
John M. Bohunsky.............             2,000           2,000       *             0              *
Robert V. Bolen..............             5,000           5,000       *             0              *
Kip R. Caffey................            25,000          25,000       *             0              *
Linda A. Cassidy.............             4,000           4,000       *             0              *
DRL, LLC.....................            10,000          10,000       *             0              *
Drew W. Edwards..............             1,000           1,000       *             0              *
U. Bertram Ellis, Jr.........            20,000          20,000       *             0              *
Finn Partners................           100,000         100,000       *             0              *
Robert Frankovich............           100,000         100,000       *             0              *
S. Taylor Glover.............            40,000          40,000       *             0              *
Reese M. Jones...............           216,846         216,846      2.0%           0              *
James C. Kennedy.............            40,000          40,000       *             0              *
Steve Kirschner..............            15,000          15,000       *             0              *
Billy M. Long and
  Dixie Norman Long..........            40,157          40,157       *             0              *
Joseph L. Mathias, IV........            20,000          20,000       *             0              *
Drexel and Gwendolyn E.
  McDaniel...................             2,000           2,000       *             0              *
Realan Capital Corp..........           100,000         100,000       *             0              *
Bruce A. Rifkin..............             5,000           5,000       *             0              *
Monroe M. Rifkin.............            23,000          23,000       *             0              *
Stuart G. Rifkin.............             5,000           5,000       *             0              *
Arthur W. Rollins............             5,000           5,000       *             0              *
Bradley Simmons..............             5,000           5,000       *             0              *
Peter N. Smith...............             5,000           5,000       *             0              *
TAF, LP......................             2,224           2,224       *             0              *
Dale D. Wagner...............             2,000           2,000       *             0              *
Terry L. Wright..............           446,190         446,190      4.2%           0              *

------------------------
*  Less than one percent.

                              PLAN OF DISTRIBUTION

     The selling shareholders may sell their shares of common stock from time to time to purchasers directly by any such selling shareholder, or by pledgees, donees, transferees or other successors in interest receiving shares from a selling shareholder after the date of this prospectus. As used in this section, the term "selling shareholder" includes pledgees, donees, transferees or other successors in interest. Alternatively, the selling shareholders may from time to time offer the securities offered hereby through underwriters, brokers, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of the securities for whom they may act as agent (which compensation as to a particular broker-dealer might exceed that amount normally received by such broker-dealers).

     The selling shareholders and any such underwriters, brokers, dealers or agents who participate in the distribution of the securities may be underwriters, and any profits on the sale of the securities by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be underwriting discounts and commissions under the Securities Act. To the extent the selling shareholders may be underwriters, they may be subject to statutory liabilities and requirements of the Securities Act, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Because selling shareholders may be underwriters within the meaning of Section 2(l1) of the Securities Act, they will be required to deliver a prospectus to their purchasers.

     The securities offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices, including in transactions on The Nasdaq National Market. The securities may be sold by one or more of the following methods without limitation:

     . to underwriters who will acquire securities for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discounts or concessions may be changed from time to time);

     . a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may resell a portion of the block as principal to facilitate the transaction;

     . purchases by a broker or dealer as principal and resale by such broker or dealer for its own account;

     . ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     .  an exchange distribution in accordance with the rules of such exchange;

     . face-to-face transactions between sellers and purchasers without a broker or dealer;

     .  through the writing of options; and

     .  other legally available means.

      At any time a particular offering of securities is made, a revised prospectus or prospectus supplement, if required, will be distributed including the name or names of any underwriters, brokers, dealers or agents, any discounts, commissions and other items constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such revised prospectus or prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the securities. In addition, the securities may be sold in private transactions in compliance with Rule 144A or under Rule 144 of the Securities Act.

     We are bearing all costs relating to the registration of these securities (other than fees and expenses, if any, of counsel or other advisers to the selling shareholders). Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of these securities will be borne by the selling shareholders selling such securities.

     We have agreed to indemnify the selling shareholders in certain circumstances against certain liabilities, including liabilities that could arise under the Securities Act.

     There is no guarantee that any selling shareholder will sell any or all of the securities offered in this prospectus or that any such selling shareholder will not transfer, devise or gift such securities by other means not described in this prospectus.

     Underwriters participating in any offering made of the shares of common stock offered by this prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transaction may receive brokerage or agent's commissions or fees.

     When a selling shareholder tells us that they have arranged with a broker-dealer for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, or other material arrangement, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

     . the name of each such selling shareholder and of the participating broker-dealer(s),

     .  the number of securities involved,

     .  the price at which such securities were sold,

     . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

     . that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in the prospectus and

     .  other facts material to the transaction.

     The selling shareholders and any other person participating in such distribution must comply with the Exchange Act and the rules and regulations. These rules include Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders and any other such person. Furthermore, Regulation M may prohibit persons engaged in the distribution of the securities from simultaneously engaging in market making activities with respect to the particular securities for a period of up to five business days (or such other applicable period as Regulation M may provide) prior to the commencement of such distribution. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

     In order to comply with the securities laws of certain states, if applicable, the securities will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers.


                                  THE COMPANY

     We have been operating in the Electronic Distribution Products business segment which provides HFC equipment for signal distribution applications,
primarily to the CATV market.   We design and manufacture CATV distribution
equipment for two-way HFC networks, such as the full-line of FlexNet(R) and Navicor(TM) AM products.

     On July 9, 1999, we completed a merger with Convergence pursuant to which Convergence became a wholly owned subsidiary and now operates as a separate business unit called Broadband Management Services which provides Internet enabling technical services. These services include access to broadband Internet/high speed data capabilities and a full set of network management products and services. The 24 hour per day, seven days per week Network Operations Center (NOC) and subscriber help desk, core capabilities of Broadband Management Services, are located in a facility near Atlanta, Georgia. This facility features a multi-vendor showroom where potential customers can experience live, real-time demonstrations of high-speed data and Internet-over-cable access.

     On May 25, 1999, we signed a letter of intent to acquire SVC, a leading edge technology company and key supplier of high quality, comprehensive fiber optic transmission systems used in advanced HFC networks. The estimated value of the transaction, including the issuance of stock and the assumption of debt of SVC, is over $50 million.

     Our headquarters are in State College, Pennsylvania, and our manufacturing facilities are in State College and Tipton, Pennsylvania, and Tijuana Mexico. We also maintains administrative offices in Toronto, Canada; Almere, The Netherlands; and Hong Kong. As a result of the acquisition of Convergence, we maintain a network operations center and an administrative office near Atlanta, Georgia.


                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania.


                                    EXPERTS

     The financial statements of the Registrant and subsidiaries as of June 26, 1998 and June 27, 1997, and for each of the years in the three-year period ended June 26, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                            AVAILABLE INFORMATION

     This prospectus, which constitutes a part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act, omits certain of the information set forth in the registration statement. Reference is hereby made to the registration statement and to the exhibits thereto for further information with respect to us and the securities offered hereby. Copies of the registration statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below or via the Commission's web site described below.

     Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

     We are subject to the informational requirements of the Exchange Act, and, accordingly, file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center,
500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such documents may also be obtained from the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington,

D.C. 20549, at prescribed rates. Information regarding the operation the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330.
The Commission maintains a web site (http://www.sec.gov) that contains material regarding issuers that file electronically with the Commission. In addition, our common stock is traded on The Nasdaq National Market and reports and proxy statements concerning us can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, NW, Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or portions of documents filed by us (File No. 0-
6533) with the Commission are incorporated herein by reference:

          (a)  Annual Report on Form 10-K for the fiscal year ended June 26,
               1998.

          (b) Proxy Statement dated September 21, 1998 for the 1998 Annual Meeting of shareholders.

          (c) Reports on Form 10-Q for the periods ended September 25, 1998, December 25, 1998 and March 26, 1999.

          (d)  Reports on Form 8-K filed May 24, 1999 and May 26, 1999.

          (e) The description of our common stock contained in our registration statement on Form 8-A filed with the Commission under the Exchange Act on October 27, 1982, as amended by the Form 8 filed with the Commission on July 3, 1990.

     All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of the filing of such reports or documents. Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained or incorporated by herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to William T. Hanelly, Vice President - Finance, Secretary and Treasurer, 60 Decibel Road, State College, PA 16801, (814) 238-2461.

================================================================================

     We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of the date shown on the cover page.





                                C-COR.net Corp.

                              1,800,253 Shares of
                                 Common Stock


                              ------------------
                                  PROSPECTUS
                              ------------------


                                        , 1999

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by us.

     Securities and Exchange Commission filing fee..........  $14,013.17
     Printing expenses......................................  $ 2,500.00
     Legal, accounting and other professional services......  $20,000.00
     Miscellaneous..........................................  $   500.00
                                                              ----------
     Total..................................................  $37,013.17
                                                              ==========

     All of the amounts shown are estimates except for the fee payable to the Securities and Exchange Commission.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 1741 through 1750 of the Pennsylvania Business Corporation Law of 1988 permits, and in some cases requires, the indemnification of officers, directors and employees of the Registrant. Article VII-Section 7-1 of the Registrant's bylaws provides that the Registrant shall indemnify any director or officer of the Registrant against expenses (including legal fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him or her, to the fullest extent now or hereafter permitted by law in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, brought or threatened to be brought against him, including actions or suits by or in the right of the Registrant, by reason of the fact that he or she is or was a director or officer of the Registrant, its parent or any of its subsidiaries, or acted as a director or officer or in any other capacity on behalf of the Registrant, its parent or any of its subsidiaries or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     The board of directors by resolution may similarly indemnify any person other than a director or officer of the Registrant to the fullest extent now or hereafter permitted by law for liabilities incurred by him in connection with services rendered by him for or at the request of the Registrant, its parent or any of its subsidiaries.

ITEM 16.  EXHIBITS

     The following is a list of exhibits filed as part of this registration statement.

     Exhibit
     Number    Description and Method of Filing
     ------    --------------------------------
      2        Agreement and Plan of Merger dated as of May 15, 1999 among the Registrant, C-COR Acquisition Corp. and Convergence.com
               Corporation/1/

      4.1 Specimen copy of common stock certificate (incorporated by reference to the Registrant's Registration Statement on Form S-8,
               File No. 2-95959)

      4.2      Form of Common Stock Purchase Warrant/1/

      4.3      Form of Letter Amendment to Common Stock Purchase Warrant/1/

      5        Opinion of Ballard Spahr Andrews & Ingersoll, LLP/1/

     23.1      Consent of KPMG LLP

     23.2      Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in
               Exhibit 5)/1/

_______________________
/1/   To be filed by amendment

ITEM 17.  UNDERTAKINGS

A.   Rule 415 Offering

     The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sale; are being made, a post-effective amendment to this registration statement:

               (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be, included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.   Filings Incorporating Subsequent Exchange Act Documents by Reference

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.   Request for Acceleration of Effective Date

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has-been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of State College, Commonwealth of Pennsylvania, on July 12, 1999.

                              C-COR.NET CORP.


                              By: /s/ David A. Woodle
                                 -----------------------------------------------
                                    David A. Woodle
                                    President and Chief Executive Officer

     Each person whose signature appears below constitutes and appoints, DAVID A. WOODLE and WILLIAM T. HANELLY and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and be done in connection with the above premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.


     Signature                           Title                          Date
     ---------                           -----                          ----

/s/ David A. Woodle           President and Chief Executive         July 12, 1999
----------------------------  Officer and Director (Principal
    David A. Woodle           Executive Officer)

/s/ William T. Hanelly        Vice President - Finance, Secretary   July 12, 1999
----------------------------  and Treasurer (Principal Financial
    William T. Hanelly        Officer)

/s/ Joseph Zavacky            Controller (Principal Accounting      July 12, 1999
----------------------------  Officer)
    Joseph Zavacky

/s/ Richard E. Perry          Director and Chairman                 July 12, 1999
----------------------------
    Richard E. Perry

/s/ Donald M. Cook, Jr.       Director                              July 12, 1999
----------------------------
    Donald M. Cook, Jr.

/s/ I.N. Rendall Harper, Jr.  Director                              July 12, 1999
----------------------------
    I.N. Rendall Harper, Jr.


/s/ Anne P. Jones             Director                              July 12, 1999
----------------------------
    Anne P. Jones

/s/ John J. Omlor             Director                              July 12, 1999
----------------------------
    John J. Omlor

/s/ Frank Rusinko, Jr.        Director                              July 12, 1999
----------------------------
    Frank Rusinko, Jr.

/s/ James J. Tietjen          Director                              July 12, 1999
----------------------------
    James J. Tietjen

                                 EXHIBIT INDEX

Exhibit
Number                          Description and Method of Filing
---------  ---------------------------------------------------------------------
 2         Agreement and Plan of Merger dated as of May 15, 1999 among the
           Registrant, C-COR Acquisition Corp. and Convergence.com
           Corporation/1/

 4.1 Specimen copy of common stock certificate (incorporated by reference to the Registrant's Registration Statement on Form S-8, File
           No. 2-95959)

 4.2       Form of Common Stock Purchase Warrant/1/

 4.3       Form of Letter Amendment to Common Stock Purchase Warrant/1/

 5         Opinion of Ballard Spahr Andrews & Ingersoll, LLP/1/

23.1       Consent of KPMG LLP

23.2       Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in
           Exhibit 5)/1/

_______________________
/1/  To be filed by amendment